UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 22, 2008

Platinum Underwriters Holdings, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-31341	98-0416483
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

The Belvedere Building, 69 Pitts Bay Road, Pembroke, Bermuda		HM 08
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(441) 295-7195

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) At its meeting on October 22, 2008, the Board of Directors (the "Board") of Platinum Underwriters Holdings, Ltd. (the "Company"), upon the recommendation of the Compensation Committee of the Board (the "Committee"), took the following actions with respect to the Company’s compensation plans as a result of the adoption of Section 457A of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). In accordance with Section 457A of the Code, these actions are intended to eliminate the deferral of income tax on compensation for services performed after December 31, 2008 by any employee of the Company or Platinum Underwriters Bermuda, Ltd. ("Platinum Bermuda") who is a taxpayer in the United States of America (a "U.S. Taxpayer").

(i) The Board, upon the recommendation of the Committee, approved the amendment of the Platinum Underwriters Reinsurance, Inc. Executive Retirement Savings Plan (the "Excess Plan") to provide that any participant in the Excess Plan who is employed by the Company or Platinum Bermuda and is a U.S. Taxpayer shall not be eligible to participate, and shall not be a participant, in the Excess Plan for any periods after December 31, 2008, with the result being that such U.S. Taxpayer shall not be entitled to any matching offset contributions or any discretionary employer contributions made by such U.S. Taxpayer’s Employer (as defined in the Excess Plan) under the Excess Plan in respect of any periods after December 31, 2008. For the avoidance of doubt, the matching offset contribution in respect of the fourth calendar quarter of 2008 shall, and any discretionary employer contribution in respect of the 2008 Plan Year (as defined in the Excess Plan) may, be credited to such U.S. Taxpayer’s account in 2009.

The Board, upon the recommendation of the Committee, also adopted a new compensation arrangement for U.S. Taxpayers which provides that, in lieu of their participation in the Excess Plan, for each Plan Year after 2008 during which a U.S. Taxpayer participates in the Platinum Underwriters Reinsurance, Inc. Retirement Savings Plan (the "401(k) Plan"), an amount equal to ten percent (or such other percent as may be determined by the Company) of the excess of such U.S. Taxpayer’s Compensation (as defined in the 401(k) Plan) for such Plan Year over the maximum amount set forth in Section 401(a)(17) of the Code for such Plan Year, shall be paid to such U.S. Taxpayer directly by his or her Employer in cash no later than March 15 following the end of such Plan Year.

The Board also authorized the officers of the Company to take all necessary action so that, in accordance with the provisions of Section 457A of the Code, all amounts under the Excess Plan payable to a U.S. Taxpayer are includible in gross income by such U.S. Taxpayer no later than the last taxable year beginning before 2018.

(ii) The Board, upon the recommendation of the Committee, terminated the Company's Executive Bonus Deferral Plan. There were no participants in the Company’s Executive Bonus Deferral Plan.

(iii) The Executive Bonus Deferral Plan of Platinum Bermuda will be terminated by the Board of Directors of Platinum Bermuda on or prior to December 31, 2008. There are no participants in Platinum Bermuda’s Executive Bonus Deferral Plan.

Item 8.01 Other Events.

On October 22, 2008, the Company issued a press release announcing that the Company had increased the authorized amount under its existing share repurchase program to a total of up to $250 million of its common shares. This represents an increase of approximately $46 million from the approximately $204 million remaining under the previous share repurchase program announced on July 24, 2008. The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1 Press release dated October 22, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Platinum Underwriters Holdings, Ltd.

October 24, 2008	By:	/s/ Michael E. Lombardozzi

Name: Michael E. Lombardozzi
Title: Executive Vice President, General Counsel and Chief Administrative Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated October 22, 2008